Exhibit 10.3

AMERIPRISE FINANCIAL

DEFERRED COMPENSATION PLAN

As Amended and Restated Effective January 1, 2009

AMERIPRISE FINANCIAL

DEFERRED COMPENSATION PLAN

As Amended and Restated Effective January 1, 2009

Purpose

The purpose of the Plan is to provide specified benefits to a select group of management or highly compensated Employees who contribute materially to the continued growth, development and future business success of Ameriprise Financial, Inc. and its subsidiaries.  The Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.

Article 1
Definitions

For purposes of the Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the meanings indicated in this Article 1:

1.01.      “Aggregate Vested Balance” shall mean, with respect to the Plan Accounts of any Participant as of a given date, the sum of the amounts that have become vested under all of the Participant’s Plan Accounts, as adjusted to reflect all applicable Investment Adjustments and all prior withdrawals and distributions, in accordance with Article 6 of the Plan and the provisions of the applicable Annual Enrollment Materials.

1.02.      “Amended Distribution Election Form” shall mean the written form required by the Committee to be signed and submitted by a Participant to effect a permitted change in the Distribution Election previously made by the Participant under any Distribution Election Form.

1.03.      “Annual Deferral Account” shall mean a Participant’s Annual Participant Deferral for a Plan Year, as adjusted to reflect all applicable Investment Adjustments and all prior withdrawals and distributions in accordance with Article 6 and the provisions of the applicable Annual Enrollment Materials.

1.04.      “Annual Discretionary Allocation” shall mean the aggregate amount credited by a Participant’s Employer to a Participant in respect of a particular Plan Year under Article 5.

1.05.      “Annual Discretionary Allocation Account” shall mean a Participant’s Annual Discretionary Allocation for a Plan Year, as adjusted to reflect all applicable Investment Adjustments and all prior withdrawals and distributions in accordance with Article 6 and the provisions of the applicable Annual Enrollment Materials.

1.06.      “Annual Election Form” shall mean the written form required by the Committee to be signed and submitted by a Participant in connection with the Participant’s deferral election with respect to a given Plan Year.

1.07.      “Annual Enrollment Forms” shall mean, for any Plan Year, the Annual Election Form, the Distribution Election Form and any other forms or documents which may be required of a Participant by the Committee, in its sole discretion.

1.08.      “Annual Enrollment Materials” shall mean, for any Plan Year, the Annual Enrollment Forms and any other forms, documents or materials concerning the terms of any Annual Participant Deferral, Annual Match or Annual Discretionary Allocation for such Plan Year.

1.09.      “Annual Match” shall mean the aggregate amount credited by a Participant’s Employer to a Participant in respect of a particular Plan Year under Article 4.

1.10.      “Annual Match Account” shall mean a Participant’s Annual Match for a Plan Year, as adjusted to reflect all applicable Investment Adjustments and all prior withdrawals and distributions in accordance with Article 6 and the provisions of the applicable Annual Enrollment Materials.

1.11.      “Annual Participant Deferral” shall mean the aggregate amount deferred by a Participant in respect of a particular Plan Year under Article 3.

1.12.      “Board” shall mean the board of directors of the Company.

1.13.      “Change in Control” shall mean any transaction or series of transactions that constitutes a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, in each case within the meaning of Section 409A.

1.14.      “Claimant” shall have the meaning set forth in Article 12.01.

1.15.      “Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time, and all regulations, interpretations and administrative guidance issued thereunder.

1.16.      “Committee” shall mean the Compensation and Benefits Committee of the Company or such other committee designated by the Board to administer the Plan.  Any reference herein to the Committee shall be deemed to include any person to whom any duty of the Committee has been delegated pursuant to Article 11.02.

1.17.      “Company” shall mean Ameriprise Financial, Inc., a Delaware corporation, and any successor to all or substantially all of its assets or business.

1.18.      “Company Stock” shall mean the common stock, par value $0.01 per share, of the Company.

1.19.      “Company Stock Fund” shall mean the Investment Option that relates to the performance of Company Stock.

1.20.      “Designation Date” shall mean the date or dates as of which a designation of investment directions by a Participant pursuant to Article 6, or any change in a prior designation of investment directions by a Participant pursuant to Article 6, shall become effective.  The Designation Date in any Plan Year shall be determined by the Committee; provided, however, that each trading day of the New York Stock Exchange shall be available as a Designation Date unless the Committee selects different Designation Dates.

1.21.      “Disability” shall mean, with respect to a Participant, the Participant (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering Employees of the Participant’s Employer.  In making its determination, the Committee shall be guided by the prevailing authorities applicable under Section 409A.

1.22.      “Distribution Election” shall mean an election made in accordance with Article 7.01.

1.23.      “Distribution Election Form” shall mean the written form required by the Committee to be signed and submitted by a Participant with respect to a Distribution Election for a given Plan Year.

1.24.      “Elective Deductions” shall mean the deductions made from a Participant’s Eligible Compensation for amounts voluntarily deferred or contributed by the Participant pursuant to all qualified and non-qualified compensation deferral plans, including, without limitation, amounts not included in the Participant’s gross income under Sections 125, 132(f)(4), 402(e)(3) or 402(h) of the Code; provided, however, that all such amounts would have been payable in cash to the Employee had there been no such plan.

1.25.      “Eligible Compensation” shall mean, for any Plan Year, the base salary, bonus or other items of compensation, including any Elective Deductions, designated by the Committee in the applicable Annual Enrollment Materials as eligible for deferral under the Plan for such Plan Year.

1.26.      “Employee” shall mean a person who is an employee of any Employer, as determined by the Committee in its sole discretion.

1.27.      “Employer” shall mean, as applicable, the Company or any of its subsidiaries listed on Schedule A attached hereto, as such Schedule A may be amended by the Committee, in its sole discretion, from time to time.

1.28.      “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time, and all regulations, interpretations and administrative guidance issued thereunder.

1.29.      “Investment Adjustment” shall mean an adjustment made to the balance of any Plan Account in accordance with Article 6.02 to reflect the performance of an Investment Option pursuant to which the value of the Plan Account or portion thereof is measured.

1.30.      “Investment Agent” shall mean the person appointed by the Committee or the Trustee to invest the Plan Accounts of Participants, or if no person is so designated, the Committee.

1.31.      “Investment Option” shall mean a hypothetical investment made available under the Plan from time to time by the Committee for purposes of valuing Plan Accounts.  In the event that an Investment Option ceases to exist or is no longer to be an Investment Option, the Committee may designate a substitute Investment Option for the discontinued hypothetical investment.

1.32.      “Newly Eligible Employee” shall mean an Employee who becomes eligible to participate in the Plan during a Plan Year and who has not previously participated in the Plan or an elective or non-elective account-balance deferred compensation arrangement (as defined for purposes of Section 409A) of the Company, an Employer or any entity other than the Company with whom the Company would be considered a single employer under Sections 414(b) or 414(c) of the Code, as determined by the Committee and to the extent permissible under Section 409A.

1.33.      “Participant” shall mean any eligible Employee (a) who is in a classification of Employees designated by the Committee to participate in the Plan or who is otherwise selected by the Committee to participate in the Plan, (b) who elects to participate in the Plan and signs the applicable Annual Election Forms or is credited with an Annual Discretionary Allocation under Article 5, (c) who commences participation in the Plan, and (d) whose participation in the Plan has not terminated.  A spouse or former spouse of a Participant shall not be treated as a Participant in the Plan or have an account balance under the Plan, even if he or she has an interest in the Participant’s benefits under the Plan as a result of applicable law or property settlements resulting from legal separation or divorce.

1.34.      “Plan” shall mean the Ameriprise Financial Deferred Compensation Plan, which shall be evidenced by this instrument and by the Annual Enrollment Materials, as they may be amended from time to time.

1.35.      “Plan Accounts” shall mean the Annual Deferral Accounts, Annual Match Accounts and Annual Discretionary Allocation Accounts established under the Plan.

1.36.      “Plan Year” shall mean the 12-month period beginning on January 1 of each calendar year and ending on December 31 of such calendar year.

1.37.      “Reporting Person” shall mean an Employee who is subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended.

1.38.      “Retirement” shall mean, with respect to a Participant, the Participant’s Termination of Employment on or after the date that such Participant becomes Retirement Eligible.

1.39.      “Retirement Eligible” shall mean, with respect to a Participant, that the Participant has attained age 55 and has completed ten or more Years of Service with the Company or its affiliates.

1.40.      “Section 409A” means Section 409A of the Code, and the Treasury Regulations promulgated and other official guidance issued thereunder.

1.41.      “Termination of Employment” shall mean a “separation from service” as defined under Section 409A, as determined in accordance with the Company’s Policy Regarding Section 409A Compliance.

1.42.      “Trust” shall mean a trust established in accordance with Article 13.

1.43.      “Trustee” shall mean the trustee of the Trust.

1.44.      “Unforeseeable Emergency” shall mean, with respect to a Participant, a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  In making its determination, the Committee shall be guided by the prevailing authorities applicable under Section 409A.

1.45.      “Years of Service” shall mean the total number of actual or deemed full Plan Years during which a Participant has been continuously employed by one or more Employers.  For purposes of determining a Participant’s Years of Service, such Participant’s service with American Express Company will be taken into account if and to the extent, and in accordance with, the provisions of the Employee Benefits Agreement by and between American Express Company and the Company, dated as of September 30, 2005.  Any partial Plan Year during which a Participant has been employed by an Employer shall not be counted.

Article 2
Transition Rule

2.01.      Opening Plan Account Balances and Participation.  Unless otherwise expressly set forth herein, the Plan Account balance as of the closing date of the Stock Purchase Agreement, dated as of August 12, 2008, by and between Block Financial LLC, Ameriprise Financial, Inc. and H&R Block, Inc. (the “Stock Purchase Agreement”), of any individual who had accumulated benefits under the H&R Block Financial Advisors, Inc. Deferred Compensation Plan (the “HRBFA Plan”), the responsibility for which was transferred to the Company pursuant to the Stock Purchase Agreement, shall be the account balance such Participant had in the HRBFA Plan on October 31, 2008 (the “Closing Date”).

2.02.      Plan Elections and Designations.  Notwithstanding anything herein to the contrary and in accordance with the requirements of the Stock Purchase Agreement, all beneficiary designations, deferral election forms, distribution election forms, and qualified domestic relations orders creating rights for alternate payees in effect under the HRBFA Plan as of the Closing Date shall be deemed to be effective with respect to the Plan.

Article 3
Annual Participant Deferrals

3.01.      Selection by Committee.  Participation in the Plan with respect to Annual Participant Deferrals shall be limited to a select group of management or highly compensated Employees of the Employers who are in a classification of Employees designated by the Committee in its sole discretion.  For each Plan Year, the Committee may select from that group, in its sole discretion, the Employees who shall be eligible to make an Annual Participant Deferral in respect of that Plan Year.  The Committee’s selection of an Employee to make an Annual Participant Deferral in respect of a particular Plan Year will not entitle that Employee to make an Annual Participant Deferral for any subsequent Plan Year, unless the Employee is again selected by the Committee to make an Annual Participant Deferral for such subsequent Plan Year.

3.02.      Enrollment Requirements for Annual Participant Deferrals.  As a condition to being eligible to make an Annual Participant Deferral for any Plan Year, each selected Employee shall complete, execute and return to the Committee each of the required Annual Enrollment Forms no later than the last day of the immediately preceding Plan Year or such earlier date as the Committee may establish from time to time, and in accordance with the requirements of Section 409A.  The Committee may in its discretion permit a Newly Eligible Employee to complete, execute and return to the Committee each of the required Annual Enrollment Forms no later than 30 days following the date on which such Employee first becomes eligible to participate in the Plan or such earlier date as the Committee may establish from time to time.  An Employee’s Annual Election Form shall be irrevocable once filed with the Committee, and may only be suspended pursuant to Article 3.07.

3.03.      Participant Deferrals.

(a)         Deferral Election.  The Committee shall have sole discretion to determine in respect of each Plan Year:  (i) whether a Participant shall be eligible to make an Annual Participant Deferral; (ii) the items of Eligible Compensation which may be the subject of any Annual Participant Deferral for that Plan Year; and (iii) any other terms and conditions applicable to the Annual Participant Deferral.  The Participant’s election shall be evidenced by an Annual Election Form completed and submitted to the Committee in accordance with the procedures established by the Committee, in its sole discretion.  The amounts deferred by a Participant in respect of services rendered during a Plan Year shall be referred to collectively as an Annual Participant Deferral and shall be credited to an Annual Deferral Account established in the name of the Participant.  A separate Annual Deferral Account shall be established and maintained for each Annual Participant Deferral.

(b)         Minimum and Maximum Deferrals.  The Committee may from time to time designate in the Annual Enrollment Materials for a given Plan Year a minimum or maximum amount or percentage of Eligible Compensation that a Participant may elect to defer under the Plan with respect to that Plan Year.

(c)         Deferral Designations.  A Participant may designate the amount of the Annual Participant Deferral to be deducted from his or her Eligible Compensation as specified in the applicable Annual Enrollment Materials for a given Plan Year, which may provide for deferrals to be expressed as either a percentage or a fixed dollar amount of a specified item of Eligible Compensation expected by the Participant, as determined by the Committee.  If a Participant designates the Annual Participant Deferral to be deducted from any item of Eligible Compensation as a fixed dollar amount and such fixed dollar amount exceeds the amount of such item of Eligible Compensation actually payable to the Participant, the entire amount of such item of Eligible Compensation shall be withheld.

(d)         Deferral Deductions.  Annual Participant Deferral shall be deducted from the items of Eligible Compensation as follows:  (i) for periodic payments (e.g., salary), in substantially equivalent amounts from each periodic payment during the Plan Year; and (ii) for one-time payments (e.g., bonuses), at the time the compensation would otherwise have been paid to the Participant.

3.04.      Commencement of Participation.  Provided an Employee has met all enrollment requirements set forth in the Plan in respect of a particular Plan Year and any other requirements imposed by the Committee, including signing and submitting all Annual Enrollment Forms to the Committee within the specified time period, the Employee’s designated deferrals shall commence as of the first day of the particular Plan Year.  In the case of a Newly Eligible Employee, designated deferrals shall commence as of the date such Employee’s Annual Enrollment Forms are received by the Committee, which shall be no later than 30 days following the date on which such Employee first became eligible to participate in the Plan, and such Annual Election Form shall apply only with respect to compensation earned for services performed subsequent to the time such Annual Election Form is received by the Committee.  If an Employee fails to meet all such requirements within the specified time period with respect to any Plan Year, the Employee shall not be eligible to make any deferrals for that Plan Year.

3.05.      Subsequent Plan Year Participant Deferrals.  The Annual Enrollment Forms submitted by a Participant in respect of a particular Plan Year will not be effective with respect to any subsequent Plan Year.  If an Employee is selected to participate in the Plan for a subsequent Plan Year and the required Annual Enrollment Forms are not timely delivered for the subsequent Plan Year, the Participant shall not be eligible to make any deferrals with respect to such subsequent Plan Year.

3.06.      Vesting.  A Participant shall be vested in all amounts credited to his or her Annual Deferral Account as of the date such amounts are credited to such Participant’s Annual Deferral Account.

3.07.      Suspension of Deferrals.

(a)         Unforeseeable Emergencies.  If a Participant experiences an Unforeseeable Emergency, the Participant may petition the Committee to suspend any deferrals required to be made by the Participant.  A petition shall be made on the form required by the Committee to be used for such request and shall include all financial information requested by the Committee in order to make a determination on such petition, as determined by the Committee in its sole discretion.  Subject to the requirements of Section 409A, the Committee shall determine, in its sole discretion, whether to approve the Participant’s petition.  If the petition for a suspension is approved, suspension shall take effect upon the date of approval.  Notwithstanding the foregoing, the Committee shall not have any right to approve a request for suspension of deferrals if such approval (or right to approve) would cause the Plan to fail to comply with, or cause a Participant to be subject to a tax under the provisions of Section 409A.

(b)         Disability.  From and after the date that a Participant is deemed to have suffered a Disability, any standing deferral election of the Participant shall automatically be suspended and no further deferrals shall be made with respect to the Participant.

(c)         Resumption of Deferrals.  If deferrals by a Participant have been suspended during a Plan Year due to an Unforeseeable Emergency or a Disability, the Participant will not be eligible to make any further deferrals in respect of that Plan Year.  The Participant may be eligible to make deferrals for subsequent Plan Years provided the Participant is selected to make deferrals for such subsequent Plan Years and the Participant complies with the election requirements under the Plan.

Article 4
Annual Match

4.01.      Selection by Committee.  Participation in the Plan with respect to an Annual Match shall be limited to a select group of management or highly compensated Employees of the Employers who are in a classification of Employees designated by the Committee in its sole discretion.  For each Plan Year, the Committee may select from that group, in its sole discretion, the Employees who shall be eligible to receive an Annual Match in respect of that Plan Year.  The Committee’s selection of an Employee to receive an Annual Match in respect of a particular Plan Year will not entitle that Employee to receive an Annual Match for any subsequent Plan Year, unless the Employee is again selected by the Committee to receive an Annual Match for such subsequent Plan Year.

4.02.      Annual Match.  A Participant may be credited with a discretionary matching allocation in respect of any Plan Year, pursuant to and as described in the Annual Enrollment Materials for such Plan Year.  Such discretionary matching allocation credited to a Participant in respect of a Plan Year shall be referred to as the Annual Match for that Plan Year and shall be credited to an Annual Match Account in the name of the Participant.  A separate Annual Match Account shall be established and maintained for each Annual Match.  The Committee shall have sole discretion to determine in respect of each Plan Year and each Participant:  (a) whether any Annual Match shall be made; (b) the Participant(s) who shall be entitled to such Annual Match; (c) the amount of such Annual Match; (d) the date(s) on which any portion of such Annual Match shall be credited to each Participant’s Annual Match Account; (e) the vesting terms applicable to such Annual Match; (f) the Investment Option(s) that shall apply to such Annual Match; and (g) any other terms and conditions applicable to such Annual Match.

4.03.      Vesting.  A Participant shall be vested in his or her Annual Match Account in respect of each given Plan Year as set forth in the Annual Enrollment Materials for such Plan Year.  The vesting terms of Annual Match Accounts set forth in the Annual Enrollment Materials shall be established by the Committee in its sole discretion and may vary for each

Participant and each Plan Year.  Notwithstanding anything to the contrary contained in the Plan or any of the Annual Enrollment Materials, the Committee shall have the authority, exercisable in its sole discretion, to accelerate the vesting of any amounts credited to any Plan Account of any Participant.

Article 5
Annual Discretionary Allocation

5.01.      Selection By Committee.  Participation in the Plan with respect to an Annual Discretionary Allocation shall be limited to a select group of management or highly compensated Employees of the Employers who are in a classification of Employees designated by the Committee in its sole discretion.  For each Plan Year, the Committee may select from that group, in its sole discretion, the Employees who shall be eligible to receive an Annual Discretionary Allocation in respect of that Plan Year.  The Committee’s selection of an Employee to receive an Annual Discretionary Allocation in respect of a particular Plan Year will not entitle that Employee to receive an Annual Discretionary Allocation for any subsequent Plan Year, unless the Employee is again selected by the Committee to receive an Annual Discretionary Allocation for such subsequent Plan Year.

5.02.      Annual Discretionary Allocation.  A Participant may be credited with one or more other discretionary allocations in respect of any Plan Year, expressed as either a flat dollar amount or as a percentage of one or more items of the Participant’s Eligible Compensation for the Plan Year, or any combination of the foregoing.  Such discretionary allocations credited to a Participant in respect of a Plan Year shall be referred to collectively as the Annual Discretionary Allocation for that Plan Year and shall be credited to an Annual Discretionary Allocation Account in the name of the Participant.  A separate Annual Discretionary Allocation Account shall be established and maintained for each Annual Discretionary Allocation.  The Committee shall have sole discretion to determine in respect of each Plan Year and each Participant:  (a) whether any Annual Discretionary Allocation shall be made; (b) the Participant(s) who shall be entitled to such Annual Discretionary Allocation; (c) the amount of such Annual Discretionary Allocation; (d) the date(s) on which any portion of such Annual Discretionary Allocation shall be credited to each Participant’s Annual Discretionary Allocation Account; (e) the Investment Option(s) that shall apply to such Annual Discretionary Allocation; and (f) any other terms and conditions applicable to such Annual Discretionary Allocation.

5.03.      Vesting.  A Participant shall be vested in his or her Annual Discretionary Allocation Account in respect of each given Plan Year as set forth in the Annual Enrollment Materials for such Plan Year.  The vesting terms of Annual Discretionary Allocation Accounts set forth in the Annual Enrollment Materials shall be established by the Committee in its sole discretion and may vary for each Participant and each Plan Year.  Notwithstanding anything to the contrary contained in the Plan or any of the Annual Enrollment Materials, the Committee shall have the authority, exercisable in its sole discretion, to accelerate the vesting of any amounts credited to any Plan Account of any Participant.

Article 6
Investment Options, Investment Adjustments and Taxes

6.01.      Investment Options.

(a)         The Committee shall establish from time to time the Investment Option(s) that will be available under the Plan.  At any time, the Committee may, in its discretion, add one or more additional Investment Options under the Plan, and in connection with any such addition, may permit Participants to select from among the then-available Investment Options under the Plan to measure the value of such Participants’ Plan Accounts.  In addition, the Committee, in its sole discretion, may discontinue any Investment Option at any time, and provide for the portions of Participants’ Plan Accounts and future deferrals designated to the discontinued Investment Option to be reallocated to another Investment Option(s).

(b)         Subject to such limitations, operating rules and procedures as may from time to time be required by law; imposed by the Committee, the Trustee or their designated agents; contained elsewhere in the Plan; or set forth in any Annual Enrollment Materials, each Participant may communicate to the Investment Agent a direction (in accordance with this Article 6) as to how his or her Plan Accounts should be deemed to be invested among the Investment Options made available by the Committee; provided, however, that a Participant’s ability to select Investment Options with respect to his or her Annual Match Account and Annual Discretionary Allocation Account is subject to, and may be limited by, the Committee’s discretion under Article 4.02 and Article 5.02 to designate the Investment Options that shall apply to all or a portion of such Annual Match Account or Annual Discretionary Allocation Account.  The Participant’s investment directions shall designate the percentage (in any whole percent multiples, which must total 100 percent) of the portion of the subsequent contributions to the Participant’s Plan Accounts which is requested to be deemed to be invested in such Investment Options, and shall be subject to the rules set forth below.  The Investment Agent shall invest the assets of the Participant’s Plan Accounts in accordance with the directions of the Participant except to the extent that the Committee directs it to the contrary.  The Committee has the authority, but not the requirement, in its sole and absolute discretion, to direct that a Participant’s Plan Accounts be invested among such investments as it deems appropriate and advisable, which investments need not be the same for each Participant.

(c)         Any initial or subsequent investment direction shall be in writing to the Investment Agent on a form supplied by the Company, or, as permitted by the Investment Agent, may be by oral designation or electronic transmission designation to the Investment Agent.  A designation shall be effective as of the Designation Date next following the date the direction is received and accepted by the Investment Agent or as soon thereafter as administratively practicable, subject to the Committee’s right to override such direction.  The Participant may, if permitted by the Committee, make an investment direction to the Investment Agent for his or her existing Plan Accounts as of a Designation Date and a separate investment direction to the Investment Agent for contribution credits to his or her Plan Accounts occurring after the Designation Date.

(d)         All amounts credited to a Participant’s Plan Accounts shall be invested in accordance with the then effective investment direction, unless the Committee directs otherwise.  Unless otherwise changed by the Committee, an investment direction shall remain in effect until the Participant’s Plan Accounts are distributed or forfeited in their entirety, or until a subsequent investment direction is received and accepted by the Investment Agent.

(e)         If a Participant files an investment direction with the Investment Agent for his or her existing Plan Accounts as of a Designation Date which is received and accepted by the Investment Agent and not overridden by the Committee, then the Participant’s existing Plan Accounts shall be deemed to be reallocated as of the next Designation Date (or as soon thereafter as administratively practicable) among the designated Investment Options according to the percentages specified in such investment direction; provided, however, that a Participant’s ability to change the Investment Options applicable to his or her Annual Match Account and Annual Discretionary Allocation Account are subject to, and may be limited by, the Committee’s discretion under Article 4.02 and Article 5.02 to designate the Investment Options that shall apply to all or a portion of such Annual Match Account or Annual Discretionary Allocation Account.  Unless otherwise changed by the Committee, an investment direction shall remain in effect until the Participant’s Plan Accounts are distributed or forfeited in their entirety, or until a subsequent investment direction is received and accepted by the Investment Agent.

(f)          The Committee, in its sole discretion, may place limits on a Participant’s ability to make changes with respect to any Investment Options.  In addition, in no event shall a Participant who is a Reporting Person be permitted to allocate any portion of his or her Plan Accounts to the Company Stock Fund more frequently than quarterly.

(g)         If the Investment Agent receives an initial or subsequent investment direction with respect to Plan Accounts which it deems to be incomplete, unclear or improper, or which is unacceptable for some other reason (determined in the sole and absolute discretion of the Investment Agent), the Participant’s investment direction for such Plan Accounts then in effect shall remain in effect (or, in the case of a deficiency in an initial investment direction, the Participant shall be deemed to have filed no investment direction) until the Participant files an investment direction for such Plan Accounts acceptable to the Investment Agent.

(h)         If the Investment Agent does not possess valid investment directions covering the full balance of a Participant’s Plan Accounts or subsequent contributions thereto (including, without limitation, situations in which no investment direction has been filed, situations in which the investment direction is not acceptable to the Investment Agent under  Article 6.01(g), or situations in which some or all of the Participant’s designated investments are no longer permissible Investment Options), the Participant shall be deemed to have directed that the undesignated portion of the Plan Accounts be invested in a money-market fund or similar short-term investment fund; provided, however, the Committee may provide for the undesignated portion to be allocated to or among the Investment Option(s) that the Participant did designate in the same proportion as the designated portion, or may provide for any other allocation method it deems appropriate, in its discretion.

(i)          None of the Company, its directors and employees (including, without limitation, each member of the Committee), and the Trustee, and their designated agents and representatives, shall have any liability whatsoever for the investment of a Participant’s Plan

Accounts, or for the investment performance of a Participant’s Plan Accounts.  Each Participant hereunder, as a condition to his or her participation hereunder, agrees to indemnify and hold harmless the Company, its directors and employees (including, without limitation, each member of the Committee), and the Trustee, and their designated agents and representatives, from any losses or damages of any kind (including, without limitation, lost opportunity costs) relating to the investment of a Participant’s Plan Accounts.  The Investment Agent shall have no liability whatsoever for the investment of a Participant’s Plan Accounts, or for the investment performance of a Participant’s Plan Accounts, other than as a result of the failure to follow a valid and effective investment direction.  Each Participant hereunder, as a condition to his or her participation hereunder, agrees to indemnify and hold harmless the Investment Agent, and its agents and representatives, from any losses or damages of any kind (including, without limitation, lost opportunity costs) relating to the investment of a Participant’s Plan Accounts, other than as a result of the failure to follow a valid and effective investment direction.

(j)          The Participant’s Annual Match Accounts and Annual Discretionary Allocation Accounts for each Plan Year shall be treated for purposes of this Article 6 as separate from the Annual Deferral Accounts for that Plan Year.  Unless otherwise provided in the applicable Annual Enrollment Materials, a Participant may only provide investment directions with respect to all of his or her Annual Deferral Accounts.

6.02.      Adjustment of Plan Accounts.  While a Participant’s Plan Accounts do not represent the Participant’s ownership of, or any ownership interest in, any particular assets, the Participant’s Plan Accounts shall be adjusted in accordance with the Investment Option(s), subject to the conditions and procedures set forth herein or established by the Committee from time to time.  Any notional cash earnings generated under an Investment Option (such as interest and cash dividends and distributions) shall, at the Committee’s sole discretion, either be deemed to be reinvested in that Investment Option or reinvested in one or more other Investment Option(s) designated by the Committee.  All notional acquisitions and dispositions of Investment Options under a Participant’s Plan Accounts shall be deemed to occur at such times as the Committee shall determine to be administratively feasible in its sole discretion and the Participant’s Plan Accounts shall be adjusted accordingly.  In addition, a Participant’s Plan Accounts may be adjusted from time to time, in accordance with procedures and practices established by the Committee, in its sole discretion, to reflect any notional transactional costs and other fees and expenses relating to the deemed investment, disposition or carrying of any Investment Option for the Participant’s Plan Accounts.

6.03.      FICA and Other Taxes.

(a)         Withholding.  For each Plan Year in which an Annual Participant Deferral is being withheld from a Participant or in which an Annual Match or Annual Discretionary Allocation credited on behalf of a Participant vests, the Participant’s Employer(s) shall withhold from the Participant’s other compensation payable by the Employer(s) to the Participant, in a manner determined by the Employer(s), the Participant’s share of FICA and other employment taxes.  If the Committee determines that such portion may not be sufficient to cover the amount of the applicable withholding, then to the extent permissible under Section 409A, the Committee may reduce the Annual Participant Deferral to the extent necessary, as determined by the Committee in its sole discretion, for the Participant’s Employer to comply with applicable withholding requirements.

(b)         Distributions.  The Participant’s Employer(s), or the Trustee, shall withhold from any payments made to a Participant under the Plan all federal, state and local income, employment and other taxes required to be withheld by the Employer(s), or the Trustee, in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Employer(s) and the Trustee.

Article 7
Distribution of Plan Accounts

7.01.      Distribution Elections.

(a)         Initial Elections.  The Participant shall make a Distribution Election by filing a Distribution Election Form at the time he or she makes an Annual Participant Deferral with respect to a given Plan Year to have the Participant’s respective Plan Accounts for that Plan Year distributed in either a lump sum, or two to ten substantially equivalent annual installments, in each case commencing, in accordance with administrative guidelines determined by the Committee, on June 30th of (i) a specified year following the year that the compensation deferred would otherwise have been paid; or (ii) the year following the year of the Participant’s Termination of Employment.  The amount of each installment payment shall be equal to the value of the Participant’s respective Plan Accounts for that Plan Year divided by the number of installments remaining to be paid.

(b)         Subsequent Elections.  Subject to any restrictions that may be imposed by the Committee, a Participant may amend his or her Distribution Election with respect to any Plan Account by completing and submitting to the Committee within such time frame as the Committee may designate, an Amended Distribution Election Form; provided, however, that such Amended Distribution Election Form (i) is submitted no later than a date specified by the Committee in accordance with the requirements of Section 409A, (ii) shall not take effect until 12 months after the date on which such Amended Distribution Election Form becomes effective, and (iii) specifies a new distribution date (or a new initial distribution date in the case of installment distributions) that is no sooner than five years after the original distribution date (or the original initial distribution date in the case of installment distributions), or such later date specified by the Committee.

7.02.      Valuation of Plan Accounts Pending Distribution.  To the extent that the distribution of any portion of any Plan Account is deferred, any amounts remaining to the credit of the Plan Account shall continue to be adjusted by the applicable Investment Adjustments in accordance with Article 6.

7.03.      Form of Payment.  Distributions under the Plan shall be paid in cash; provided, however, that the Committee may provide, in its discretion, that any distribution attributable to the portion of a Plan Account that is deemed invested in the Company Stock Fund shall be paid in shares of Company Stock; provided, further, that any shares of Company Stock paid out under the Plan will be deemed to have been distributed under the Ameriprise Financial

2005 Incentive Compensation Plan, as amended from time to time, or any successor thereto, and will count against the limit on the number of shares of Company Stock available for distribution thereunder.

7.04.      Effect of Payment.  The full payment of the applicable benefit under the provisions of the Plan shall completely discharge all obligations to a Participant and his or her estate under the Plan.

Article 8
Leave of Absence

8.01.      Paid Leave of Absence.  If a Participant is authorized by the Participant’s Employer for any reason to take a paid leave of absence from the employment of the Employer, the Participant shall continue to be considered employed by the Employer and the appropriate amounts shall continue to be withheld from the Participant’s compensation pursuant to the Participant’s then current Annual Election Form.

8.02.      Unpaid Leave of Absence.  If a Participant is authorized by the Participant’s Employer for any reason to take an unpaid leave of absence from the employment of the Employer, the Participant shall continue to be considered employed by the Employer and, to the extent permissible under Section 409A, the Participant shall be excused from making deferrals until the earlier of the date the leave of absence expires or the Participant returns to a paid employment status.  Upon such expiration or return, deferrals shall resume for the remaining portion of the Plan Year in which the expiration or return occurs, based on the deferral election, if any, made for that Plan Year.  If no election was made for that Plan Year, no deferral shall be withheld.

Article 9

Effects of Certain Events

9.01.      Death.  In the case of a Participant’s death, all amounts credited to the Plan Accounts of the affected Participant shall be 100 percent vested.  Notwithstanding anything to the contrary in a Participant’s Distribution Election or otherwise, if a Participant dies before he or she has received a complete distribution of his or her Plan Accounts, the Participant’s estate shall receive the balance of the Participant’s Plan Accounts, which shall be payable to the executor or personal representative of the Participant’s estate in a lump sum within 90 days of the date of the Participant’s death, or such later date permissible under Section 409A.

9.02.      Disability.  In the case of a Participant’s Disability, all amounts credited to the Participant’s Plan Accounts shall be 100 percent vested.  Notwithstanding anything to the contrary in a Participant’s Distribution Election or otherwise, a Participant suffering a Disability shall receive the balance of his or her Plan Accounts, which shall be paid in a lump sum within 90 days of the date that the Participant became disabled.

9.03.      Retirement.  In the case of a Participant becoming Retirement Eligible, all amounts credited to the Plan Accounts of such Participant shall become immediately 100 percent vested.  In the event of a Participant’s Retirement, the balance of the Participant’s

Plan Accounts will be paid out in either a lump sum, or two to ten substantially equivalent annual installments, as specified by the Participant in his or her Distribution Election, in each case commencing, in accordance with administrative guidelines determined by the Committee, on June 30th of the year following the year of the Participant’s Retirement.

9.04.      Other Termination of Employment.  As of the date of a Participant’s Termination of Employment for any reason other than Retirement, Disability or death, the amounts credited to each of the Participant’s Plan Accounts shall be reduced by the amount which has not become vested in accordance with the vesting provisions set forth herein and in the Annual Enrollment Materials applicable to such Plan Account, and such unvested amounts shall be forfeited by the Participant.  Notwithstanding anything to the contrary in a Participant’s Distribution Election or otherwise, in the event of a Participant’s Termination of Employment for any reason other than Retirement, Disability or death, the portion of the Participant’s Aggregate Vested Balance will be paid out in either a lump sum, or two to five substantially equivalent annual installments, as specified by the Participant in his or her Distribution Election, in each case commencing, in accordance with administrative guidelines determined by the Committee, on June 30th of the year following the year of the Participant’s Termination of Employment.  Notwithstanding anything to the contrary in a Participant’s Distribution Election or otherwise, in the event that the Participant specified in his or her Distribution Election for a Plan Account to be paid out in more than five installments, such Participant’s Distribution Election for such Plan Account shall be deemed to specify five annual installments for purposes of this Article 9.04.

9.05.      Change in Control.  Upon the occurrence of a Change in Control of the Company, all amounts credited to any and all Plan Accounts of each Participant as of the effective date of such Change in Control shall become immediately 100 percent vested.  Notwithstanding anything to the contrary set forth in a Participant’s Annual Distribution Election Form or the Plan, upon the occurrence of a Change in Control, the Company will distribute all previously undistributed Plan Accounts to Participants as soon as administratively practicable following the effective date of such Change in Control, but in no event later than 90 days thereafter.

9.06.      Unforeseeable Emergency.  In the event that a Participant experiences an Unforeseeable Emergency, the Participant may petition the Committee to receive a partial or full payout of amounts credited to one or more of the Participant’s Plan Accounts.  The Committee shall determine, in its sole discretion, whether the requested payout shall be made, the amount of the payout and the Plan Accounts from which the payout will be made; provided, however, that the payout shall not exceed the lesser of the Participant’s Aggregate Vested Balance or the amount reasonably needed to satisfy the Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution.  In making its determination under this Article 9.06, the Committee shall be guided by the requirements of Section 409A and any other related prevailing legal authorities, and the Committee shall take into account the extent to which a Participant’s Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by the liquidation by the Participant of his or her assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).  If, subject to the sole discretion of the Committee, the petition for a payout is approved, the payout shall be made within 90 days of the date of the Unforeseeable Emergency.

9.07.      Event of Taxation.  If, for any reason, all or any portion of a Participant’s benefit under the Plan becomes taxable to the Participant prior to receipt, a Participant may petition the Committee before a Change in Control, or the Trustee after a Change in Control, for a distribution of the state, local or foreign taxes owed on that portion of his or her benefit that has become taxable.  Upon the grant of such a petition, which grant shall not be unreasonably withheld, a Participant’s Employer shall, to the extent permissible under Section 409A, distribute to the Participant immediately available funds in an amount equal to the state, local and foreign taxes owed on the portion of the Participant’s benefit that has become taxable (which amount shall not exceed a Participant’s unpaid Aggregate Vested Balance under the Plan).  If the petition is granted, the tax liability distribution shall be made within 90 days of the date that the Participant’s benefits under the Plan became taxable.  Such a distribution shall affect and reduce the benefits to be paid to the Participant under the Plan.

9.08.      Plan Termination.  In the event of a termination of the Plan pursuant to Article 10.02 as it relates to any Participant, then subject to Article 7.02, all amounts credited to each of the Plan Accounts of each affected Participant shall be 100 percent vested and shall be paid in a lump sum to the Participant or, in the case of the Participant’s death, to the executor or personal representative of the Participant’s estate.  Such lump-sum payment shall be made 13 months after such termination (or such earlier or later date permitted under Section 409A), notwithstanding any elections made by the Participant, and the Annual Election Forms relating to each of the Participant’s Plan Accounts shall terminate upon full payment of such Aggregate Vested Balance, except that neither the Company nor any Employer shall have any right to so accelerate the payment of any amount to the extent such right would cause the Plan to fail to comply with, or cause a Participant to be subject to a tax under, the provisions of Section 409A.

Article 10
Amendment and Termination

10.01.    Amendment.  The Company may, at any time, amend or modify the Plan in whole or in part with respect to any or all Employers by the actions of the Committee; provided, however, that (a) no amendment or modification shall be effective to decrease or restrict the value of a Participant’s Aggregated Vested Balance in existence at the time the amendment or modification is made, calculated as if the Participant had experienced a Termination of Employment as of the effective date of the amendment or modification; (b) no amendment or modification may be made if such amendment or modification would cause the Plan to fail to comply with, or cause a Participant to be subject to tax under the provisions of Section 409A; and (c) except as specifically provided in Article 10.02, no amendment or modification shall be made after a Change in Control which adversely affects the vesting, calculation or payment of benefits hereunder or diminishes any other rights or protections any Participant would have had but for such amendment or modification, unless each affected Participant consents in writing to such amendment.

10.02.    Termination.  Although an Employer may anticipate that it will continue the Plan for an indefinite period of time, there is no guarantee that any Employer will continue the Plan or will not terminate the Plan at any time in the future.  Accordingly, each Employer reserves the right to discontinue its sponsorship of the Plan and to terminate the Plan, at any time, with respect to its participating Employees by action of its board of directors, and the Company may at any time terminate an Employer’s participation in the Plan; provided, however, that (a) all plans that are aggregated with the Plan for purposes of Section 409A are also terminated, and (b) the Plan is not terminated proximate to a downturn in the financial health of the Employer, or any entity other than the Employer with whom the Employer would be considered a single employer under Sections 414(b) or 414(c) of the Code.  In the event of a termination described in this Article 10.02, no new deferred compensation plans may be established by the Employer for a minimum period of three years following the termination and liquidation of the Plan if such new plan would be aggregated with the Plan under Section 409A.

Article 11
Administration

11.01.    Committee Duties.  This Plan shall be administered by the Committee.  Members of the Committee may be Participants under the Plan.  The Committee shall also have the discretion and authority to (a) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan, and (b) decide or resolve any and all questions including interpretations of the Plan, as may arise in connection with the Plan.  Any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself.  When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant or the Company.

11.02.    Agents.  In the administration of the Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to any Employer.

11.03.    Binding Effect of Decisions.  The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

11.04.    Indemnity of Committee.  All Employers shall indemnify and hold harmless the members of the Committee, and any agent to whom duties of the Committee may be delegated, against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to the Plan, except in the case of willful misconduct by the Committee or any of its members or any such agent.

11.05.    Employer Information.  To enable the Committee to perform its functions, each Employer shall supply full and timely information to the Committee on all matters relating to the compensation of its Participants, the date and circumstances of the Retirement, Disability, death or Termination of Employment of its Participants, and such other pertinent information as the Committee may reasonably require.

Article 12
Claims Procedures

12.01.    Presentation of Claim.  Any Participant or the estate of a deceased Participant (such Participant or estate being referred to below as a “Claimant”) may deliver to the

Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan.  If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant.  The claim must state with particularity the determination desired by the Claimant.  All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred.  The claim must state with particularity the determination desired by the Claimant.

12.02.    Notification of Decision.  The Committee shall consider a Claimant’s claim within a reasonable time, and shall notify the Claimant in writing:  (a) that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or (b) that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:  (i)          the specific reason(s) for the denial of the claim, or any part of it; (ii) specific reference(s) to pertinent provisions of the Plan upon which such denial was based; (iii) a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and (iv) an explanation of the claim review procedure set forth in Article 12.03.

12.03.    Review of a Denied Claim.  Within 60 days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim.  Thereafter, but not later than 30 days after the review procedure began, the Claimant (or the Claimant’s duly authorized representative):  (a) may review pertinent documents; (b) may submit written comments or other documents; and/or (c) may request a hearing, which the Committee, in its sole discretion, may grant.

12.04.    Decision on Review.  The Committee shall render its decision on review promptly, and not later than 60 days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Committee’s decision must be rendered within 120 days after such date.  Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain: (a) specific reasons for the decision; (b) specific reference(s) to the pertinent Plan provisions upon which the decision was based; and (c) such other matters as the Committee deems relevant.

12.05.    Arbitration.  A Claimant’s compliance with the foregoing provisions of this Article 12 is a mandatory prerequisite to a Claimant’s right to commence any arbitration with respect to any claim for benefits under the Plan.  Any dispute, claim or controversy that may arise between a Participant and the Company or any other person (the “Claims”) under the Plan is subject to arbitration, unless otherwise agreed to in writing by the Participant and the Company.  The Claims shall be finally decided by arbitration conducted pursuant to the Commercial Dispute Resolution Procedures of the American Arbitration Association (the “AAA”), and its Supplementary Rules for Securities Arbitration, or other applicable rules promulgated by the AAA.  In addition, all claims, statutory or otherwise, which allege discrimination or other violation of employment laws, including but not limited to claims of sexual harassment, shall be finally decided by arbitration pursuant to the AAA unless otherwise agreed to in writing by a Participant and the Company.  By agreement of a Participant and the Company in writing, disputes may be resolved in arbitration by a mutually agreed-upon organization other than the AAA.  In consideration of the promises and the compensation provided in this Plan, neither a Participant nor the Company shall have a right: (a) to arbitrate a Claim on a class action basis or in a purported representative capacity on behalf of any Participants, employees, applicants or other persons similarly situated; (b) to join or to consolidate in an arbitration Claims brought by or against another Participant, employee, applicant or the Participant, unless otherwise agreed to in writing by the Participant and the Company; (c) to litigate any Claims in court or to have a jury trial on any Claims; and (d) to participate in a representative capacity or as a member of any class of claimants in an action in a court of law pertaining to any Claims.  Nothing in this Plan relieves a Participant or the Company from any obligation the Participant or the Company may have to exhaust certain administrative remedies before arbitrating any claims or disputes under this Article 12.05.  Either a Participant or the Company may compel arbitration of any Claims filed in a court of law.  In addition, either a Participant or the Company may apply to a court of law for an injunction to enforce the terms of the Plan pending a final decision on the merits by an arbitration panel pursuant to this provision.  The Company shall pay all fees, costs or other charges charged by the AAA or any other organization administering arbitration proceeding agreed upon pursuant to this Article 12 that are above and beyond the filing fees of the federal or state court in the jurisdiction in which the dispute arises, whichever is less.  A Participant or the Company shall each be responsible for their own costs of legal representation, if any, except where such costs of legal representation may be awarded as a statutory remedy by the arbitrator.  Any award by an arbitration panel shall be final and binding upon a Participant or the Company.  Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant party or its assets.  This provision is covered and enforceable under the terms of the Federal Arbitration Act.

Article 13
Trust

13.01.    Establishment of the Trust.  The Company may establish one or more Trusts to which the Employers may transfer such assets as the Employers determine in their sole discretion to assist in meeting their obligations under the Plan.

13.02.    Interrelationship of the Plan and the Trust.  The provisions of the Plan and the relevant Annual Enrollment Materials shall govern the rights of a Participant to receive distributions pursuant to the Plan.  The provisions of the Trust shall govern the rights of the Employers, Participants and the creditors of the Employers to the assets transferred to the Trust.

13.03.    Distributions from the Trust.  Each Employer’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Employer’s obligations under the Plan.

Article 14
Miscellaneous

14.01.    Status of Plan.  The Plan is intended to be (a) a plan that is not qualified within the meaning of Section 401(a) of the Code and (b) a plan that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.  The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent.  All Plan Accounts and all credits and other adjustments to such Plan Accounts shall be bookkeeping entries only and shall be utilized solely as a device for the measurement and determination of amounts to be paid under the Plan.  No Plan Accounts, credits or other adjustments under the Plan shall be interpreted as an indication that any benefits under the Plan are in any way funded.

14.02.    Section 409A.  It is intended that the Plan (including all amendments thereto) comply with provisions of Section 409A, so as to prevent the inclusion in gross income of any benefits accrued hereunder in a taxable year prior to the taxable year or years in which such amount would otherwise be actually distributed or made available to the Participants.  The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent and the Company’s Policy Regarding Section 409A Compliance.  Notwithstanding the terms of Article 7, to the extent that a distribution to a Participant who is a Specified Employee at the time of his or her Termination of Employment is required to be delayed by six months pursuant to Section 409A, such distribution shall be made no earlier than the first day of the seventh month following the Participant’s Termination of Employment.  The amount of such payment will equal the sum of the payments that would have been paid to the Specified Employee during the six-month period immediately following the Specified Employee’s Termination of Employment had the payment commenced as of such date.  If the Specified Employee elected to receive installment payments, the remaining balance of the Specified Employee’s Plan Accounts shall be paid in substantially equivalent installments.  For purposes of this paragraph, “Specified Employee” shall mean a key employee as defined under Section 409A, as determined in accordance with the Company’s Policy Regarding Section 409A Compliance.

14.03.    Unsecured General Creditor.  Participants and their beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of an Employer.  For purposes of the payment of benefits under the Plan, any and all of an Employer’s, assets, shall be, and remain, the general, unpledged unrestricted assets of the Employer.  An Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

14.04.    Other Benefits and Agreements.  The benefits provided for a Participant under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Participant’s Employer.  The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

14.05.    Employer’s Liability.  An Employer’s liability for the payment of benefits shall be defined only by the Plan and the Annual Enrollment Forms, as entered into between the Employer and a Participant.  An Employer shall have no obligation to a Participant under the Plan except as expressly provided in the Plan and his or her Annual Enrollment Forms.

14.06.    Nonassignability.  Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable.  No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

14.07.    Prior Beneficiary Designations Void.  Any beneficiary designations made under the Plan or any predecessor arrangement thereto shall be null and void, and of no effect as of January 1, 2007.  Following the death of a Participant, any payments to be made to the Participant shall be made to the executor or personal representative of the Participant’s estate.

14.08.    Not a Contract of Employment.  The terms and conditions of the Plan and the Annual Election Form under the Plan shall not be deemed to constitute a contract of employment between any Employer and the Participant.  Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, except as otherwise provided in a written employment agreement.  Nothing in the Plan or any Annual Election Form shall be deemed to give a Participant the right to be retained in the service of any Employer as an Employee or to interfere with the right of any Employer to discipline or discharge the Participant at any time.

14.09.    Furnishing Information.  A Participant will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.

14.10.    Terms.  Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

14.11.    Captions.  The captions of the articles and paragraphs of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

14.12.    Governing Law.  The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by federal law, shall be governed by the laws of the State of Delaware, without reference to principles of conflict of laws, and construed accordingly.

14.13.    Notice.  Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Ameriprise Financial, Inc.

360 Ameriprise Financial Center

Minneapolis, Minnesota 55474

Attn:  Vice President, Benefits

with a copy to:

General Counsel’s Office

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under the Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

14.14.    Successors.  The provisions of the Plan shall bind and inure to the benefit of the Participant’s Employer and its successors and assigns and the Participant and the Participant’s estate, heirs and assigns.

14.15.    Spouse’s Interest.  The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.

14.16.    Validity.  In case any provision of the Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but the Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

14.17.    Incompetent.  If the Committee determines in its discretion that a benefit under the Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person.  The Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit.  Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s estate, as the case may be, and shall be a complete discharge of any Company liability under the Plan for such payment amount.

14.18.    Insurance.  The Employers, on their own behalf or on behalf of the Trustee, and, in their sole discretion, may apply for and procure insurance on the life of the Participant, in such amounts and in such forms as the Trust may choose.  The Employers or the Trustee, as the case may be, shall be the sole owner and beneficiary of any such insurance.  The Participant shall have no interest whatsoever in any such policy or policies, and at the request of the Employers shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Employers have applied for insurance.

14.19.    Legal Fees To Enforce Rights After Change in Control.  The Company and each Employer is aware that upon the occurrence of a Change in Control, the Board or the board of directors of the Participant’s Employer (which might then be composed of new members) or a stockholder of the Company or the Participant’s Employer, or of any successor corporation might then cause or attempt to cause the Company or the Participant’s Employer or such successor to refuse to comply with its obligations under the Plan and might cause or attempt to cause the Company or the Participant’s Employer to institute, or may institute, arbitration or litigation seeking to deny Participants the benefits intended under the Plan.  In these circumstances, the purpose of the Plan could be frustrated.  Accordingly, if, following a Change in Control, it should appear to any Participant that the Company, the Participant’s Employer or any successor corporation has failed to comply with any of its obligations under the Plan or any agreement thereunder, or if the Company, such Employer or any other person takes any action to declare the Plan void or unenforceable or institutes any arbitration, litigation or other legal action designed to deny, diminish or to recover from any Participant the benefits intended to be provided, then the Company and the Participant’s Employer irrevocably authorize such Participant to retain counsel of his or her choice at the expense of the Company and the Employer (who shall be jointly and severally liable) to represent such Participant in connection with the initiation or defense of any arbitration, litigation or other legal action, whether by or against the Company, the Participant’s Employer or any director, officer, stockholder or other person affiliated with the Company, the Participant’s Employer or any successor thereto in any jurisdiction; provided, however, that in the event that the trier in any such legal action determines that the Participant’s claim was not made in good faith or was wholly without merit, the Participant shall return to the Company any amount received pursuant to this Article 14.19.  Any reimbursements shall be paid in accordance with the Company’s Policy Regarding Section 409A Compliance.

14.20.      Electronic Documents Permitted.  Subject to applicable law, Annual Election Forms, Annual Enrollment Materials, and other forms or documents may be in electronic format or made available through means of online enrollment or other electronic transmission.

*  *  *  *  *

Ameriprise Financial
Deferred Compensation Plan

Schedule A
January 1, 2009

Employers

•                  Ameriprise Bank, FSB

•                  Ameriprise Enterprise Investment Services, Inc.

•                  Ameriprise Financial Services Inc.

•                  RiverSource Distributors, Inc.

•                  RiverSource Investments, LLC

•                  RiverSource Service Corporation

•                  RiverSource Life Insurance Company

•                  RiverSource Life Insurance Co. of New York

•                  IDS Property Casualty Insurance Company

•                  Ameriprise Trust Company

•                  Ameriprise Advisor Services, Inc.

•                  J.& W. Seligman & Co. Incorporated

•                  Seligman Services, Inc.

•                  Seligman Advisors, Inc.